Exhibit 10.33.1

Execution Copy

AMENDED AND RESTATED

MASTER SERVICES AGREEMENT

BETWEEN

BAYER HEALTHCARE LLC AND TALECRIS BIOTHERAPEUTICS INC.

This Amended and Restated Master Services Agreement (this “Agreement”) is made and entered into as of April 1, 2006 by and between Bayer HealthCare LLC (“Bayer”) and Talecris Biotherapeutics, Inc. (“Talecris”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement (as defined below). Bayer and Talecris are sometimes referred to herein collectively as the “Parties,” and individually as a “Party.”

WITNESSETH:

WHEREAS, the Parties entered into that certain Master Services Agreement as of March 31, 2005 (the “Original Agreement”); and

WHEREAS, the Parties wish to amend and restate the Original Agreement effective as of April 1, 2006 (the “Effective Date”), to extend the provision of certain services by Bayer and its affiliates to Talecris on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree, intending to be legally bound, as follows effective as of the Effective Date:

ARTICLE I
SERVICES TO BE PROVIDED

1.1                                 Services to be Provided.

(a)                                  Bayer HealthCare LLC. Bayer HealthCare LLC shall, or shall cause its Affiliates to, provide to Talecris the services identified in Exhibit A hereto.

(b)                                 Bayer Corporate and Business Services LLC. Bayer shall cause Bayer Corporate and Business Services LLC or its Affiliates to provide to Talecris the services identified in Exhibit B hereto.

(c)                                  Bayer Pharmaceuticals Corporation. Bayer shall cause Bayer Pharmaceuticals Corporation or its Affiliates to provide to Talecris, the services identified in Exhibit C hereto.

(d)                                 Bayer Vital. Bayer shall cause Bayer Vital or its Affiliates to provide to Talecris the services identified in Exhibit D hereto.

(e)                                  Bayer AG. Bayer shall cause Bayer AG or its Affiliates to provide to Talecris the services identified in Exhibit E hereto.

All of the services set forth on the attached Exhibits A, B, C, D and E, as such Exhibits may be amended from time to time pursuant to this Agreement, are collectively hereinafter referred to as the “Services”. Only the services described in those exhibits are being provided. Upon signing, this Agreement supersedes in its entirety any obligation of Bayer or its Affiliates or any rights of Talecris to request or demand any Services or Additional Services provided for in Section 3.9 of the Original Agreement or elsewhere in the Original Agreement after March 31, 2006.

Notwithstanding the foregoing, neither Bayer nor its Affiliates shall have any obligation to perform any Services enumerated in Exhibits A-2, A-3, C and D-1 if the performance of any such Service would be unlawful or have the appearance of illegality or would involve a conflict of interest or, in the case of Services that would be inconsistent with Bayer or its Affiliates’ corporate practices, in the event the parties have been unable to reach mutual agreement on a resolution of any such inconsistencies.

1.2                                 Compensation for Services. The amount that Talecris is obligated to Bayer and its Affiliates for the Services is set forth on Exhibits A, B, C, D, and E. Except as provided otherwise on Exhibits A, B, C, D, and E, all fees payable for Services are fixed and inclusive of overhead, including without limitation general and administrative costs, costs of facilities, information technology and payroll costs as necessary to support the Services, Taxes and employee costs (including compensation, benefits, travel and other related costs).

1.3                                 Audit. Talecris shall have the right at its expense, directly or through representatives, upon reasonable notice and during business hours, to audit Bayer’s and its Affiliates books and records related to and reasonably necessary to evaluate, with respect to those Services enumerated in Exhibit A-3, (i) the invoiced volume of such services, the payment of which is based on volume, and (ii) any out-of-pocket costs incurred in providing those Services for which fees payable to Bayer are based on Bayer’s Direct Costs, provided that (x) Talecris may only exercise this audit right only once during the Term of this Agreement, (y) Talecris shall provide Bayer advance written notice of its intent to conduct the audit and (z) Talecris and Bayer shall (and Bayer shall cause any Affiliate to) cooperate as reasonably needed in order to complete any such audit as promptly as reasonably possible under the circumstances.

ARTICLE II
MISCELLANEOUS PROVISIONS

2.1                                 Standard of Performance. Each Service shall be provided in a timely, professional and workmanlike manner and provided with a level of quality, degree of care, and skill, diligence and timeliness that is not materially different than that with which such service had been performed for the normal ongoing operations of the Plasma Business during the twelve (12) month period immediately preceding Closing.

2.2                                 Operational Reporting. With respect to each Service, Bayer shall continue to provide to Talecris copies of the reports, statements, activity summaries, or other forms, Bayer or its Affiliates were providing to Talecris prior to the Effective Date related to providing such Service (the “Service Reports”).

2.3                                 Cooperation.

(a)                                  Talecris shall make available on a timely basis to Bayer and to its employees, representatives, Affiliates and Contractors (collectively, “Representatives”), the information reasonably requested by Bayer to enable Bayer and its Representatives to provide the Services. Talecris hereby represents and warrants that all such information shall be true, complete and accurate in all respects and will not contain any untrue information or fail to include any information that would make such information false or misleading. Bayer and its Representatives shall be entitled to rely on such information without further inquiry. Talecris shall give Bayer and its Representatives reasonable access, during normal business hours and at such other times as are reasonably required and subject to such reasonable restrictions as Talecris may from time to time prescribe, to Talecris’ premises solely to the extent reasonably necessary to enable Bayer and its Representatives to provide the Services.

(b)                                 Except with respect to those Services enumerated in Service Levels C-1 and C-2, Bayer shall provide, and shall cause its Affiliates to provide, as appropriate, Talecris and its Representatives reasonable access following the end of the Term, during normal business hours and at such other times as are reasonably required and subject to such reasonable restrictions as Bayer may from time to time prescribe, to Bayer’s Representatives, books, records, offices, and properties directly related to Bayer’s support of the Plasma Business and reasonably required to permit Talecris or any contractor selected by Talecris to develop and provide its own stand- alone services to replace the Services; provided that Talecris shall reimburse Bayer for its Direct Costs plus 30% in providing such access, except to the extent that Talecris is entitled to such access without further payment under Sections 7.3 and 8.4(d) of the Joint Contribution Agreement, in which case the relevant sections of the Joint Contribution Agreement shall control.

(c)                                  For training of Talecris employees in preparation for assumption of Services in Exhibit C, Bayer and Talecris agree to work together with an objective of limiting training hours in total to 150 hours for all Bayer Pharmaceuticals (“BP”) employees and no more than 15% of any one employee’s time in any given month. The training schedule shall be mutually agreed to by Bayer and Talecris to allow for scheduling of resources and facilities. The training time will be calculated as to each BP employee involved in training - i.e. if there are 2 BP employees present, each hour of training will be counted as two hours (2 employees times 1 hour each). The training will take place at Bayer’s West Haven facility and will include providing space for Talecris personnel adjacent to the workspace for BP personnel performing the training.

(d)                                 “Direct Costs” is defined herein to mean Bayer’s reasonable direct costs, which includes all (i) employee costs (including, for example, salaries, benefits, relocation, travel, and training and development) and employee supporting costs (including, for example, computer and software, telephone usage, supplies, and depreciation of office equipment and furnishings) for employees working directly on such service, pro rated for the amount of time spent by such employees working directly on such service, but in no event shall this include any general overhead costs (including, for example, depreciation for office building space, information technology infrastructure, site maintenance, medical department, cafeteria, security, communications, safety, heating and cooling, water and sewage, electricity, gas, and general administration), and (ii) documented out-of-pocket costs incurred in the provision of such service.

2.4                                 Payment Terms. Each month, Bayer or the appropriate Affiliate providing the Service shall submit to Talecris an invoice setting forth the monthly fees for the Services provided during the preceding calendar month. The foregoing shall not limit Bayer’s or its Affiliate’s right to submit corrective invoices in the event there are unbilled amounts owing for Services, or amounts to which Bayer or its Affiliates is entitled to compensation or reimbursement hereunder which were not previously invoiced. Payment of all amounts owed by Talecris shall be remitted on or before thirty (30) days from the date the invoice therefore is submitted to Talecris provided, however, that if Talecris in good faith disputes the validity or amount of any charge on such invoice, other than for Services which are provided on a fixed-fee basis, then Talecris shall (A) promptly provide Bayer with written notice of such disputed item, which notice shall specifically identify the disputed item and explain the reason for such dispute, and (B) remit when due any undisputed amount. In the event of any such dispute, Talecris’ and Bayer’s Contract Managers shall promptly discuss and attempt to resolve any differences in good faith, To the extent that agreement is reached within thirty (30) days of such dispute arising, Talecris shall promptly pay (or Bayer shall promptly refund) such amount, if any, as shall be so agreed, together with interest accruing thereon since the date such payment was due or made, as applicable, at the London Inter-Bank Offered Rate. To the extent no such agreement is reached within such thirty (30) day period, the dispute shall be resolved in accordance with Section 2.19(c) and (d) hereof. No such dispute shall affect the obligation of Bayer to continue to provide or cause to be provided the Services in accordance with this Agreement, provided that Talecris exercises good faith efforts to resolve such dispute on a timely basis. Late payments shall accrue interest at the rate of 1.0% per month, pro rated daily. All invoices shall be issued and paid in U.S. dollars. For purposes of determining the U.S. dollar invoice amount for the services of Bayer Vital and Bayer AG, the monthly payment obligations set forth in Euros on Exhibits D and E shall be converted to U.S. dollars based on the exchange rate published in the Wall Street Journal on the last business day of the month for which such invoice is issued, which exchange rate shall be determinate except in the case of manifest error.

2.5                                 Compliance with Laws Licenses and Permits; Consents. Bayer and its Affiliates shall perform all Services in compliance with all applicable statutes, Laws, regulations, ordinances, rules, judgments, codes, orders, decrees, permits, approvals, concessions, grants, franchises, licenses, guidance’s, agreements or requirements of any Governmental Authority having jurisdiction over the matter or matters in question and will, at its expense, maintain all permits and licenses, and obtain all consents, reasonably necessary for the provision of the Services.

2.6                                 Confidentiality.

(a)                                  Confidentiality Obligations. All information provided by one Party to the other Party in connection with this Agreement shall be maintained in strict confidence by the receiving Party. Such information shall remain the property of the providing Party, and the receiving Party shall not make use of any such information except for the purposes for which it was provided. At the termination of this Agreement, upon request, the receiving Party shall promptly return to the providing Party or destroy any physical embodiments (including copies) of any such information. Each Party agrees to keep confidential the existence of this Agreement, as well as all of its terms and conditions; provided that if a public announcement or disclosure is required by law, rule, regulation, court order, subpoena, interrogatory or other discovery request (including without limitation applicable securities laws or stock exchange regulations), and subject to Section 2.6(b)(v), the Party required to make the public announcement or disclosure shall be permitted to make such disclosure and shall provide prompt prior written notice of such requirement to the other Party, and the Parties shall thereafter negotiate in good faith, to the extent appropriate and feasible, the contents of the public announcement or disclosure.

(b)                                 Exceptions. The covenants of the receiving Party contained in Section 2.6(a) shall not apply to information which: (i) is already in the public domain at the time of disclosure; (ii) becomes part of the public domain through no action or omission of the receiving Party after disclosure to the receiving Party; (iii) is already known to the receiving Party on a non-confidential basis at the time of disclosure, as evidenced by the receiving Party’s written records, except for information that was known to Bayer or its Affiliates prior to the date hereof; (iv) has been or is disclosed to the receiving Party in good faith by a third party who was or is not, at the time of disclosure, under any obligation of confidence to the other Party hereto at the time the third party disclosed such information, except for proprietary information concerning the Plasma Business disclosed to Bayer or its Affiliates; or (v) is required to be disclosed by law, provided that the receiving Party shall cooperate with the disclosing Party (at the disclosing Party’s expense) in obtaining any available protection for such information to be disclosed.

(c)                                  Plasma Business Information. Talecris shall be deemed the providing Party and Bayer and its Representatives shall be receiving Parties for purposes of the rights and obligations set forth in Sections 2.6(a) and (b) as to Plasma Business information supplied by Talecris to Bayer.

(d)                                 Term of Obligations.  This Section 2.6 shall survive termination of this Agreement for a period of five (5) years.

(e)                                  Applicability to Contractors. In the event either Party uses a Contractor, such Party will cause such Contractor to acknowledge in writing that such Contractor agrees to abide by the terms of this Section 2.6.

2.7                                 Primary Points of Contact.

(a)                                  Appointment and Responsibilities. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i)                                     The individual appointed by Talecris as the primary point of operational contact pursuant to this Section 2.7(a)(i) shall initially be Jim Moose (the “Talecris Contract Manager”). The Talecris Contract Manager will have overall responsibility for: (a) coordinating, on behalf of Talecris, all activities undertaken by Talecris hereunder and the performance of the Talecris obligations hereunder, (b) coordinating the performance of the Services with Bayer and its Affiliates, (c) acting as a day-to-day contact with the Bayer Contract Manager (as defined below), and (d) making available to Bayer the data, facilities, resources, and other support services from Talecris required for Bayer and its Affiliates to be able to perform the Services in accordance with the terms of this Agreement. Talecris may replace the Talecris Contract Manager from time to time upon written notice to Bayer. Talecris shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.

(ii)                                  The individual appointed by Bayer as the primary point of operational contact pursuant to this Section 2.8(a)(ii) shall initially be Johannes Frick (the “Bayer Contract Manager”). The Bayer Contract Manager will have overall responsibility for: (a) coordinating, on behalf of Bayer, all activities undertaken by Bayer and its Affiliates hereunder and the performance of the Bayer obligations hereunder, (b) coordinating the performance of the Services with Talecris, (c) acting as a day-to-day contact with the Talecris Contract Manager, and (d) providing Talecris with service performance information and communicating with the Talecris Contract Manager regarding Service requirements and Service management. Bayer may replace the Bayer Contract Manager from time to time upon written notice to Talecris. Bayer shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.

(b)                                 Review Meetings. The Bayer Contract Manager and the Talecris Contract Manager (together, the “Contract Managers”) will meet periodically to review Bayer’s performance of the Services under this Agreement, to discuss any problems that are unresolved and any details concerning their expected resolution, and to discuss the wind down and termination of the various Services.

(c)                                  In the event that the Mutual Recognition Procedure (the “MRP”) for the expansion of the Gamunex and Prolastin registrations in the EU, and the transfer of the associated marketing authorizations (the “Authorizations Transfer”) to Talecris or it designee have, for any reason, not been completed as of the expiration of the Term despite Talecris’s commercially reasonable efforts to complete the MRP and the Authorizations Transfer, then any Service then being provided by Bayer Vital, Bayer AG or their respective Affiliates and reasonably required by Talecris for completing the MRP and the Authorizations Transfer shall be extended for an additional period of three (3) months, with further monthly extensions as mutually (and reasonably) agreed upon by the Parties, until such time as the MRP and the Authorizations Transfer are completed. Such extended Services shall be provided on such terms as they were provided during the Term, subject to adjustment in accordance with subsection (e) of this Section 2.7.

(d)                                 In the event that the clinical studies services provided to Talecris by Bayer Vital, Bayer AG or their respective Affiliates as part of the Service during the Term are reasonably required by Talecris after the expiration of the Term, then such shall be extended for an additional period of one (1) year, with further annual extensions as mutually (and reasonably) agreed upon by the Parties but in no event for an aggregate period beyond March 31, 2009. Such extended Services or shall be provided on such terms as they were provided during the Term, subject to pro ration for any changes in the volume of such services rendered during the extensions and further subject to adjustment in accordance with subsection (e) of this Section 2.7.

(e)                                  [***]

2.8                                 Term. Except as provided in the last sentence of this Section, this Agreement shall end March 31, 2007; provided, however, that Talecris may earlier terminate any of the levels of Service designated in the subnumbers to Exhibits A-E (the “Service Levels”) upon at least three months’ (six months in the case of those Services in Service Levels A-3 and D-1) prior written notice. For the avoidance of doubt, certain Services included on Exhibit C to this Agreement shall terminate as of the date set forth on those exhibits for such Services.

2.9                                 Termination; Damage Limitations and Indemnity.

(a)                                  Damage Limitations.

(i)                                     If Bayer or any of its Affiliates commits a substantial breach or violation of any material provision of this Agreement, and such breach or violation is not cured within sixty days after receiving written notice thereof from Talecris, Talecris will be entitled to recover from the breaching party all direct Losses arising from such breach or violation, but not including lost

*** CONFIDENTIAL TREATMENT REQUESTED

                                                profits or consequential damages, and provided that any such recovery shall be reduced by the amount Talecris recovers with respect to such Losses under any insurance it maintains and the maximum amount that Talecris may recover is the amount that Talecris would have otherwise paid for such Service under this Agreement from the time of such breach or violation until the end of the Term.

(ii)                                  If Talecris or any of its Affiliates commits a substantial breach or violation of any material provision of this Agreement (other than default in payment under Section 2.4), and such breach or violation is not cured within sixty days after receiving written notice thereof from Bayer, Bayer will be entitled to recover from the breaching party all direct Losses arising from such breach or violation, but not including lost profits or consequential damages, and provided that any such recovery shall be reduced by the amount Bayer recovers with respect to such Losses under any insurance it maintains and the maximum amount that Bayer may recover is the amount that Bayer would have otherwise been paid for such Service under this Agreement from the time of such breach or violation until the end of the Term.

(b)                                 Bayer Right to Terminate. If Talecris commits a substantial breach or violation of its obligation to pay for the Services, and such breach or violation is not cured within sixty days after receiving written notice thereof from Bayer, Bayer may terminate this Agreement and will be entitled to recover from Talecris its direct Losses, including an amount equal to the most recent month’s fees for Services under this Agreement multiplied by three (multiplied by six in the case of those Services in Service Levels A-3 and D-1).

(c)                                  Other Remedies. In addition to, and not in limitation of, the rights and remedies set forth in this Section 2.10, each Party shall have such non-monetary rights and remedies provided under this Agreement or under law or in equity for breaches of the Agreement, but only limited to the remedy of specific performance.

(d)                                 Exception. It is understood and agreed that a good faith dispute concerning billing or invoice matters under Section 2.4 shall not constitute a breach, violation or termination of this Agreement for purposes of this Section 2.10.

(e)                                  Indemnities.

(i)                                     Talecris hereby agrees to indemnify, save, defend and hold harmless Bayer and its Affiliates and its and their respective directors, officers, managers, employees, representatives, consultants, stockholders, controlling persons, attorneys and agents and each of their respective heirs, executors, successors and assigns (together the “Bayer Group”) harmless from and against any and all claims, suits, actions, liabilities, expenses and/or Losses, including punitive or exemplary damages and attorneys’ fees and expenses (“Claims”; each, a “Claim”) asserted by a person or entity other than a member of the Bayer Group arising from or attributable to, directly or indirectly to any act or omission of Talecris or any Service provided by the Bayer Group hereunder, except where such Claim arises out of a material breach by Bayer or its Affiliates of Bayer’s obligations under this Agreement.

(ii)           Bayer hereby agrees to indemnify, save, defend and hold harmless Talecris and its Affiliates and its and their respective directors, officers, managers, employees, representatives, consultants, stockholders, controlling persons, attorneys and agents and each of their respective heirs, executors, successors and assigns (together the “Talecris and Affiliates”) harmless from and against any and all Claims, asserted by a person or entity other than Talecris and Affiliates to the extent arising from or attributable to, directly or indirectly a material breach by Bayer or its Affiliates of Bayer’s obligations under this Agreement.

(iii)          Notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed to alter the rights of any party under Sections 8.2 or 8.3 of the Amended and Restated Joint Contribution Agreement by and between Bayer HealthCare LLC and Talecris Holdings LLC, Talecris BioTherapeutics Holdings Corp., and Talecris BioTherapeutics, Inc. of March 30, 2005 (“Restated Joint Contribution Agreement”).

(f)            Special Indemnity. Talecris represents and warrants that all information provided to Bayer and its Affiliates in connection with the Services shall be true, complete and accurate and will not include any untrue information or fail to include any information that would make such information false or misleading. Bayer and its Affiliates shall be entitled to rely on such information without further inquiry. Talecris hereby agrees to indemnify, save, defend and hold harmless the Bayer Group from and against any and all Claims asserted by a person or entity other than a member of the Bayer Group arising from or attributable to, directly or indirectly any claims arising out of the treatment given any transaction as directed by Talecris and serviced by Bayer or its Affiliates pursuant to this Agreement that is different from the treatment Bayer and its Affiliates had followed in connection with the same or similar transaction.

2.10         Inconsistency. To the extent the terms of the Restated Joint Contribution Agreement are inconsistent with the terms of this Agreement, the terms of this Agreement shall control. If the Restated Joint Contribution Agreement contains terms applicable to the Parties’ rights and obligations under this Agreement, and this Agreement does not address such terms, the terms set forth in the Joint Contribution Agreement shall control.

2.11         Expenses Related to Negotiation of Extension. Each Party shall be responsible for all fees, costs and expenses incurred by it in connection with the negotiation and execution of this Agreement.

2.12         Relationship of Parties. In providing the Services, each Person doing so is acting as and shall be considered an independent contractor. Nothing herein contained shall be deemed or construed by Bayer, Talecris or any other Person as creating the relationship of principal and agent, partnership, joint employers or joint venture between the Parties. All employees and representatives of Bayer or its Affiliates or Contractors, as applicable, shall be deemed for all purposes (including compensation and employee benefits) to be employees or representatives solely of Bayer or its Affiliates or Contractors, as applicable, and not to be employees or representatives of Talecris. In performing their respective duties hereunder, all such employees and representatives of Bayer or its Affiliates or Contractors, as applicable, shall be under the direction, control and supervision of Bayer or its Affiliates or Contractors, as applicable (and not of Talecris), and Bayer or its Affiliates or Contractors, as applicable, shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives. Bayer is not authorized to, and none of Bayer’s or its Affiliates’ or Contractors’ employees or representatives shall at any time attempt to, (i) act on behalf of Talecris other than as authorized by Talecris, or (ii) bind Talecris in any manner whatsoever to any obligations. None of Bayer, its Affiliates or Contractors or their respective employees or representatives shall engage in any acts that may lead any person to believe that such party is an officer, employee or representative of Talecris.

2.13                           Entire Agreement; Amendment; Waiver. This Agreement (including Exhibits hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including the Original Agreement and any and all service level agreements, as of the Effective Date. No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. No delay of or omission in the exercise of any right, power or remedy accruing to either Party as a result of any breach or default by the other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

2.14                           Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

2.15                           Counterparts. This Agreement may be executed in counterparts which, taken together, shall constitute the whole agreement. Executed signatures to this Agreement may be delivered by any standard electronic means and any such electronically delivered signatures shall be construed as manually executed signatures.

2.16                           Severability. In the event that any provision or requirement of this Agreement is in violation of any law or regulation or otherwise found to be invalid or unenforceable in any jurisdiction, (a) such provision or requirement shall not be enforced except to the extent it is not in violation of such laws or regulations or otherwise invalid or unenforceable, (b) the Parties will promptly renegotiate to restore such provision or requirement of this Agreement as near as possible to its original interest and effect, and (c) all other provisions and requirements of this Agreement shall remain in full force and effect.

2.17                           Setoff. No Party shall have any right of set-off with respect to amounts it has an obligation to pay hereunder.

2.18                           Notices. All notices and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be sent, delivered or mailed, addressed or faxed:

(a)	if to Talecris, to:	Talecris BioTherapeutics, Inc. Attn.: General Counsel P.O. Box 110526 79 TW Alexander Drive 4101 Research Commons Research Triangle Park Raleigh, NC 27709 Fax: (919) 316-6677

(b)	if to Bayer, to:

Paul R. Berry
General Counsel and Secretary
Bayer HealthCare LLC
400 Morgan Lane
West Haven, CT 06516-4175
Fax: (203)812-2795

with a copy (which shall not constitute notice) to:

Johannes Frick
VP Business Planning & Administration
Bayer HealthCare LLC
800 Dwight Way
Berkeley, CA 94710

Marilyn Mooney, Esq.
Fulbright & Jaworski L.L.P.
801 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Fax: (202) 662-4643

Each such notice or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service, or (iii) by facsimile, receipt confirmed. Each such notice or communication shall be effective (x) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 2.18 (or in accordance with the latest unrevoked direction from such Party), and (y) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 2.18 (or in accordance with the latest unrevoked direction from such Party), and confirmation is received; provided that, the transmission of all pages is complete prior to 5:00 p.m. Eastern Standard Time, on a Business Day (as defined in the Joint Contribution Agreement), and if complete after such time or on a non-Business Day, then such transmission shall be effective as of the next succeeding Business Day.

2.19                           Dispute Resolution.

(a)                                  The Parties shall attempt in good faith to resolve any controversy or claim arising out or relating to this Agreement promptly by negotiations between representatives and managers of the Parties who have authority to settle the controversy.

(b)                                 If a controversy or claim should arise, the Contract Managers will meet at least once within ten (10) days of the date the controversy arose and will attempt to resolve the matter. The Contract Managers will make every good faith effort to meet as soon as reasonably possible at a mutually agreed time and place.

(c)                                  If the dispute is not resolved by the Contract Managers within thirty (30) days of their first meeting, or if the Talecris Contract Manager and the Bayer Contract Manager earlier agree that the dispute will not be resolved by them, the Contract Managers shall refer the matter to senior executives within their respective organizations. Thereupon, the Contract Managers shall promptly prepare and exchange memoranda stating (i) the issues in dispute and their respective position, summarizing the evidence and arguments supporting their positions, and the negotiations which have taken place, and attaching relevant documents, and (ii) the name and title of the senior executive who will represent that Party. The senior executives shall meet for negotiations (which may be held telephonically) at a mutually agreed time and place within fourteen (14) days of the end of the thirty day period referred to above and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the dispute.

(d)                                 If the matter has not been resolved within thirty (30) days of the meeting of the senior executives, or if either Party will not meet within thirty (30) days of the end of the thirty day period referred to in the preceding paragraph, the dispute shall be referred to and finally resolved by arbitration conducted in accordance with the rules set forth in Sections 11.7(b) through 11.7(m) of the Restated Joint Contribution Agreement. The decision and award of the arbitral tribunal shall be made by majority decision and shall be final, nonappealable and binding on both Parties and their successors and assigns.

2.20                           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to the principles of conflicts of law thereof.

2.21                           Jurisdiction and Venue. Any action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment or arbitration award in respect thereof brought by any Party or its successors or assigns, shall be brought and determined in a New York state court or U.S. federal district court in New York, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 2.21 and shall not be deemed to be general submission to the jurisdiction of said courts or in the State of New York other than for such purpose.

2.22                           Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and it is not intended to confer upon any other person any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Party hereto, except that each Party may at any time assign any or all of its rights or obligations hereunder to one of its wholly owned subsidiaries (but no such assignment shall relieve such Party of any of its obligations under this Agreement). Notwithstanding the foregoing, Talecris may assign this Agreement and any or all rights or obligations hereunder to (i) any affiliate of Talecris provided that any such affiliate becomes a party to this Agreement, (ii) any lender of Talecris as collateral security or (iii) any successor in interest to Talecris, provided that any such successor becomes a party to this Agreement; provided that no assignment under (i), (ii) or (iii) above shall relieve Talecris from any obligation hereunder and, in the case of (i) and (iii) above, such assignee has qualifications and capabilities needed to perform Talecris’s obligations hereunder. Bayer may assign this Agreement and any or all rights or obligations hereunder to (i) any affiliate of Bayer provided that any such affiliate becomes a party to this Agreement or (ii) any successor in interest to Bayer provided that any such successor becomes a party to this Agreement; provided that no assignment under (i) or (ii) above shall relieve Bayer from any obligation hereunder, and in the case of (i) and (ii), such assignee has qualifications and capabilities needed to perform Bayer’s or its Affiliates’ obligations hereunder. Any purported assignment in contravention of this Section 2.22 shall be void.

2.23                           Force Majeure. For the purpose of this Agreement, “Force Majeure” shall mean only (i) acts of God, acts of the public enemy, insurrections, riots, sabotage, strike, work stoppage or other labor dispute and natural disasters and (ii) explosions, fires, flood damage, or loss of electric power not resulting from the negligence of the Party invoking Force Majeure, either of (i) or (ii) which prevents a Party from performing its obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, except Section 2.7, the Party experiencing the Force Majeure shall be excused from the performance of each of its obligations under this Agreement upon a Force Majeure, but only to the extent performance of any such obligation is necessarily prevented, hindered or delayed thereby and only during the continuance of any such Force Majeure, and shall have no liability for damages arising from non-performance of any obligation excused by a Force Majeure. The Party suffering such Force Majeure shall invoke this provision by promptly notifying the other Party in writing of the nature and estimated duration of the suspension period, as well as the extent to which it will be unable to fulfill its obligations under the Agreement. Each Party shall be relieved of performance of its obligations under this Agreement during the time when it is prevented from performing by the failure of the other Party to perform its obligations or because of any event of Force Majeure.

(a)                                  In the event that Bayer or any of its Affiliates providing any Service suffers a Force Majeure with respect to such Service, and any facilities, personnel, or other resources that are existing resources used by Bayer or such Affiliate in performing activities and functions on behalf of itself or other parties that are included in or similar to such Service, Bayer or such Affiliate shall use such commercially reasonable efforts to use such facilities, personnel, and resources in continuing to provide such Service on a pro rata basis with other uses of such facilities, personnel, and resources, and a failure to comply with this requirement shall not be excused by such Force Majeure. For the avoidance of doubt, (i) this provision shall not require Bayer and its Affiliates to provide such Service where it has previously been performed by an independent Contractor but shall require Bayer and its Affiliates to use such reasonable efforts to cause such independent Contractors also performing similar Services for Bayer and its Affiliates to comply with this subsection (b), and (ii) in such circumstances, in no event shall Bayer or any of its Affiliates be required to acquire additional assets, equipment, rights or properties other than in its ordinary course of business.

2.24                           Non Solicitation. With respect to those employees of Bayer or its Affiliates engaged in the performance of services, the provisions of Section 11.5(e) of the Joint Contribution Agreement shall apply until the termination of the provision of such services.

2.25                           Transfer of Records. Bayer may continue to retain only those Plasma Business records of Talecris as are necessary in order for Bayer to perform the Services. At the conclusion of the term of this Agreement, Bayer will transfer such Plasma Business records that are necessary in order for Bayer to provide the Services to Talecris in hard copy or, if available, electronic format. For the avoidance of doubt, the business records of Bayer regarding the performance of the Services hereunder shall remain with Bayer; provided that on reasonable advance notice and subject to reasonable restrictions as Bayer may prescribe, in the event of a reasonable business need therefore, Bayer will provide Talecris with reasonable access to such records, provided that (i) such records are readily and reasonably available and (ii) that Talecris shall reimburse Bayer for its costs in providing such access.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TALECRIS BIOTHERAPEUTICS, INC.		BAYER HEALTHCARE LLC

BY:	/s/ Authorized Signatory	BY:	/s/ Authorized Signatory

TITLE:	Authorized Signatory	TITLE:	Authorized Signatory

DATE:	6/27/06	DATE:	6/19/06

Amended and Restated Master Services Agreement
Exhibits A-E: [***]

[*** 7 pages redacted]

*** CONFIDENTIAL TREATMENT REQUESTED